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                                                                      Exhibit 1

                             JOINT FILING AGREEMENT

                  Joint Filing Agreement dated as of December 1, 1996, by and among United Leisure Corporation, a Delaware corporation ("United Leisure"), and Harry Shuster, an individual ("Shuster").

                  1. United Leisure and Shuster hereby agree to jointly file a
Schedule 13D with respect to the acquisition of shares of common stock of United Restaurants, Inc., a Delaware corporation ("United Restaurants"), by United Leisure and Shuster.

                  2. United Leisure and Shuster acknowledge that they may be deemed a "group" with respect to the shares each has acquired in United Restaurants by virtue of the fact that Mr. Shuster is the Chairman of the Board and Chief Executive Officer of each of United Leisure and United Restaurants; however, each acknowledges that they are not the beneficial owners of the shares owned by the other and each shall expressly disclaim beneficial ownership of the shares owned by the other.

                  3. Each of United Leisure and Shuster acknowledges and agrees that each is responsible for the filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein.


                                                  UNITED LEISURE CORPORATION

                                                  By: /s/ Harry Shuster
                                                      -------------------------
                                                       Harry Shuster, President

                                                      /s/ Harry Shuster
                                                  -----------------------------
                                                          HARRY SHUSTER